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NEWS RELEASE FROM...

                          FALCON DRILLING COMPANY, INC.

1900 WEST LOOP SOUTH, SUITE 1800, HOUSTON, TEXAS 77027 - TELEPHONE 713/623-8984
            INTERNET HOME PAGE ADDRESS HTTP://WWW.FALCONDRILLING.COM
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FOR IMMEDIATE RELEASE
JUNE 25, 1997

                          FALCON DRILLING COMPANY, INC.
                         DECLARES COMMON STOCK DIVIDEND
                       AND ADOPTS SHAREHOLDER RIGHTS PLAN

               Houston, Texas. Falcon Drilling Company, Inc. (NYSE: FLC) announced today that its Board of Directors has declared a dividend of one share of Falcon's common stock for each share of Falcon common stock issued and outstanding at the close of business on July 9, 1997. The stock dividend will double the number of shares of common stock currently outstanding, to approximately 79 million shares.

               Steven A. Webster, Chairman and Chief Executive Officer of Falcon, stated "We anticipate that the increase in the number of outstanding shares of the common stock of the Company resulting from the stock dividend will place the market price of the stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the shares."

               Falcon also announced that its Board of Directors has adopted a shareholder rights plan and declared a distribution of one Preferred Share Purchase Right for each outstanding share of Falcon common stock, after giving effect to the common stock dividend described above.

               Mr. Webster stated: "The shareholder rights plan we have adopted will simply assure that the Board of Directors has the ability and opportunity to act on behalf of the Company and its shareholders in connection with any proposed transaction and to protect shareholders from any effort to acquire control of the Company without providing all shareholders with full and fair consideration for their shares."

               Each right will entitle shareholders to buy one one-thousandth of a share of a new series of preferred stock at an exercise price of $125.00. The rights will be exercisable only if a person or group acquires 10% or more of Falcon's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 10% or more of the common stock (except that S-C Rig Investments, L.P., currently a principal shareholder of Falcon, will not trigger the rights unless it and its affiliates acquire 40% or more).

               If a person or group acquires 10% or more of Falcon's outstanding common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right's then-current exercise price, a number of shares of Falcon common stock having a market value of twice the right's exercise price. If Falcon is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

               At any time after a person or group acquires 10% or more of Falcon's outstanding common stock and prior to an acquisition of 50% or more of the outstanding common stock, the




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Board of  Directors  may exchange  part or all of the rights  (other than rights held by the acquiring person or group) for shares of the Company's common stock on a one-for-one basis.

               Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the Company's common stock, the rights are redeemable for $.001 per right at the option of the Board of Directors.

               The rights provide that, if any person or group was the beneficial owner of 10% or more of the outstanding common stock as of June 25, 1997, such ownership will not trigger the exercisability of the rights or cause the rights to become non-redeemable until August 1, 1997, and then only if such person or group beneficially owns 10% or more of the outstanding common stock at that time. The ownership of such a person or group would, however, trigger the rights and cause the rights to become non-redeemable prior to August 1, 1997, if such a person or group were to acquire beneficial ownership of any additional shares subsequent to June 25, 1997. The rights may be amended by the Board of Directors prior to August 1, 1997, to exempt the beneficial ownership of such a person or group from triggering the rights or causing the rights to become non-redeemable, but only if such person or group does not acquire any additional common stock subsequent to June 25, 1997. Falcon stated that it is not currently aware of any person or group which beneficially owned 10% or more of the common stock as of June 25, 1997, other than S-C Rig.

               The rights will be distributed to stockholders of record as of the close of business on July 16, 1997, and will expire on the date sixty days after the next annual meeting of stockholders of Falcon, unless the expiration is delayed by the Board of Directors, which it may be in each successive year, but in no event beyond July 16, 2007.

               Falcon operates the world's largest fleet of marine-based drilling rigs for the international oil and gas industry. Including the three drillships being readied for service, its rig fleet consists of eight drillships, a semisubmersible rig, 16 jackup rigs, three submersible rigs and 54 barge drilling and workover rigs. Falcon actively markets 68 of these units in the offshore and inland waters of the U.S. Gulf Coast, Venezuela, Brazil, West Africa and Southeast Asia.

               For more information contact: Robert F. Fulton (713) 623-8984.



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